DUNDEEWEALTH FUNDS

AMENDMENT
TO
ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

This Amendment (the “Amendment”) is effective as of January 1, 2013 by and between DundeeWealth Funds (formerly, BHR Institutional Funds) (the “Trust”) and BNY Mellon Investment Servicing (US) Inc. (formerly, PNC Global Investment Servicing (U.S.) Inc. and prior, PFPC Inc.) (“BNY Mellon”).

BACKGROUND:

A.
BNY Mellon and the Trust entered into an Administration and Accounting Services Agreement dated as of November 1, 2006, as amended (the “Agreement”), relating to BNY Mellon’s provision of certain services to the Trust.

B.	The Trust and BNY Mellon desire to amend the Agreement as set forth herein.

C.	This Background section is incorporated by reference into and made a part of this Amendment.

TERMS:

The parties hereby agree that:

1.	The first sentence of Section 16(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

“Unless terminated pursuant to its terms, this Agreement shall continue until December 31, 2014 (the “Initial Term”).”

2.	For clarity, as of the effective date of this Amendment the Agreement shall be deemed to be in its “Initial Term” (as defined in Section 1 above) rather than in a “Renewal Term”.

3.	Miscellaneous.

(a) As amended and supplemented hereby, the Agreement shall remain in full force and effect.

(b)
This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

(c)	This Amendment shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

(d)
The Trust hereby represents and warrants to BNY Mellon that (i) the terms of the Agreement (as amended hereby), (ii) the fees and expenses associated with the Agreement (as amended hereby), and (iii) any benefits accruing to BNY Mellon or to the adviser or sponsor to the Trust in connection with the Agreement (as amended hereby) have been fully disclosed to the Board of Trustees of the Trust and that, if required by applicable law, such Board of Trustees has approved or will approve the terms of the Agreement (as amended hereby), any such fees and expenses, and any such benefits.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives designated below as of the day and year first above written.

DUNDEEWEALTH FUNDS

By:
Name:
Title:

BNY MELLON INVESTMENT SERVICING (US) INC.

By:
Name:
Title: